Exhibit 23.3

November 19, 2019

To: Qutoutiao Inc.

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005,

Pudong New Area, Shanghai, 200120

People’s Republic of China

+86-21-6858-3790

Dear Sirs:

We hereby consent to the use of our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by Qutoutiao Inc. with the Securities and Exchange Commission on November 19, 2019, under the Securities Act of 1933, as amended.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons